Exhibit 3.3

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED BYLAWS

OF

ACCRETIVE HEALTH, INC.

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS of Accretive Health, Inc., a Delaware corporation (the “Bylaws”), is made as of this 5th day of January, 2017.

1.     In accordance with Article VI of the Amended and Restated Bylaws (the “Bylaws”) of Accretive Health, Inc., a Delaware corporation, the Bylaws be, and hereby are, amended by changing any and all references throughout the Bylaws from “Accretive Health, Inc.” to “R1 RCM Inc.”

EXCEPT AS AMENDED ABOVE, the Bylaws shall remain in full force and effect.

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